ALPHARMA INC. SUPPLEMENTAL

SAVINGS PLAN

(Amended and Restated Effective January 1, 2008)

ALPHARMA INC. SUPPLEMENTAL

SAVINGS PLAN

ALPHARMA INC. SUPPLEMENTAL

SAVINGS PLAN

ARTICLE I

Introduction

Section 1.1. Name. The name of the Plan shall be the "Alpharma Inc. Supplemental Savings Plan."

Section 1.2. Purpose. This Plan shall constitute an unfunded arrangement established and maintained for the purpose of providing deferred compensation to a select group of management or highly compensated employees (as defined for purposes of Title I of ERISA) and to further provide for the benefits that would have been provided under the Basic Plan without regard to the limitations on qualified plans, as set forth in the Internal Revenue Code.

Deferrals and Company matching contributions shall not be permitted to be made to the Plan beginning with the first payroll period in 2005. The Plan was last being amended and restated as of January 1, 2005. The Plan is being amended and restated as of January 1, 2008. With respect to Company matching contributions not vested as of December 31, 2004, the Company intends that Section 409A of the Code and the regulations issued thereunder.

Section 1.3. Administration of the Plan. The Plan shall be administered by the Committee. The Committee's duties and authority under the Plan shall include (i) the interpretation of the provisions of the Plan, (ii) the adoption of any rules and regulations which may become necessary or advisable in the operation of the Plan, (iii) the making of such determinations as may be permitted or required pursuant to the Plan, and (iv) the taking of such other action as may be required for the proper administration of the Plan in accordance with its terms. Any decision of the Committee with respect to any matter within the authority of the Committee shall be final, binding and conclusive upon the Company and each Participant, former Participant, designated beneficiary, and each person claiming under or through any Participant or designated beneficiary, and no additional authorization or ratification by the Board of Directors or stockholders of the Company shall be required. Any action by the Committee with respect to any one or more Participants shall not be binding on the Committee as to any action to be taken with respect to any other Participant. Committee members may be Participants, but no member of the Committee may participate in any decision directly affecting the computation of his benefits or rights under the Plan. Each determination required or permitted under the Plan shall be made by the Committee in the sole and absolute discretion of the Committee.

ARTICLE II

Definitions

Section 2.1. "Account or "Accounts" means one or the aggregate of the bookkeeping accounts maintained by the Company for the Participant under the Plan, including the Retirement Deferral Account, Education Deferral Account and Fixed Payout Account as defined in Sections 4.3, 4.4 and 4.5, respectively.

Section 2.2. "Account Balance" means the value, as of the specified date, of the Participant's Accounts in the Plan.

Section 2.3. "Basic Plan" means the Alpharma Inc. Savings Plan, as amended from time to time.

Section 2.4. "Code" means the Internal Revenue Code of 1986, as amended.

Section 2.5. "Committee" means the persons who have been designated, from time to time, by the Chief Executive Officer of the Company to administer the Plan.

Section 2.6. "Company" means Alpharma Inc., or its successors or assigns under the Plan.

Section 2.7. "Compensation" means the sum of the Participant's base compensation that would otherwise be paid during the Plan Year and includes amounts deferred under this Plan and the Basic Plan.

Section 2.8. "Effective Date" of this amendment and restatement is January 1, 2008. The Plan was originally effective July 1, 1994.

Section 2.9. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

Section 2.10. "Participant" means any eligible person who is participating under the Plan pursuant to Article III.

Section 2.11. "Permitted Investment" means the T. Rowe Price Prime Reserve, Short-Term Bond, Spectrum Income, Capital Appreciation, Small Cap Value and International Stock Funds or such other fund or funds or type of investment as may be approved by the Committee.

Section 2.12. "Plan" means this Alpharma Inc. Supplemental Savings Plan, as amended from time to time.

Section 2.13. "Plan Year" means the calendar year.

Section 2.14 "Termination from Employment" occurs, when based on the facts and circumstances, the Company and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Company if the Participant has been providing services to the Company less than 36 months).

Section 2.15. "Unforeseeable Emergency" means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of his or her spouse, his or her beneficiary or dependent (as defined in Section 152(a) of the Code), loss of a Participant's property due to casualty, or other similar or extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that would constitute an Unforeseeable Emergency will depend upon the facts of each case, and the Committee has the sole and exclusive ability to determine whether such an Unforeseeable Emergency exists, but, in any case, an Unforeseeable Emergency may not be made to the extent that such hardship is or may be relieved (a) through reimbursement or compensation by insurance or otherwise, or (b) by liquidation of the Participant's assets, to the extent that the liquidation of assets would not itself cause severe financial hardship. The amounts distributed with respect to an Unforeseeable Emergency shall not exceed the amounts necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution.

ARTICLE III

Plan Participation

Section 3.1. Eligibility. The Chief Executive Officer of the Company shall designate, as of the effective date and as of the beginning of each Plan Year thereafter, each person that is eligible to make a Deferral Election under Section 4.1 (a "Participant"). Only those employees who are in a select group of management or are highly compensated (within the meaning of Title I of ERISA) may be designated as eligible to participate under this provision. As a result of freezing the Plan, effective January 1, 2005, no employee shall become a Participant in the Plan after December 31, 2004.

Section 3.2. Participation. A person eligible to make a deferral election hereunder shall become a Participant by timely executing a deferral election form with the Committee.

ARTICLE IV

Election to Defer

As a result of freezing the Plan, effective January 1, 2005, this Article IV no longer applies after such date.

Section 4.1. Deferral Election. (a) Prior to the first day of each Plan Year, each Participant may elect to enter into a salary reduction agreement with the Company, no later than December 31 of the calendar year preceding the year in which the Compensation to which the salary deferral election relates is earned. In addition, prior to the beginning of the period to which a bonus relates, each Participant may elect to defer all or any portion of any bonus which he could earn in the following bonus period. Each salary deferral election must be filed with the Committee as directed by the Committee. Completion of such election form shall evidence the Participant's authorization of the Company to reduce his Compensation and/or bonus by the amount specified in the election.

(b) The election to defer the receipt of Compensation or bonuses shall thereafter be irrevocable for such Plan Year. If no election is made with respect to any Plan Year for which services have been rendered, the Participant shall be deemed to have elected not to defer any of his Compensation earned with respect to such Plan Year.

(c) As soon as practicable after the end of each Plan Year but not later than January 31 of the next following Plan Year, the Committee will perform actual deferral percentage, actual contribution percentage and multiple use testing to determine the maximum amount of additional elective contributions that could be made for the current Plan Year, consistent with Section 402(g) of the Code, on behalf of each Participant as a participant in the Basic Plan. The lesser of the maximum allowable contribution so determined or the Participant's salary deferral under the Plan for the current Plan Year will be paid to the Participant as soon as practicable, but in no event later than March 15 of the Plan Year following the current Plan Year unless the Participant previously elected for the current Plan Year to have such amount contributed to the Basic Plan as an elective contribution. The Participant's election to have such amount contributed to the Basic Plan must be made at the same time as the Participant's election to enter into a salary reduction agreement with the Company under the Plan (which must be no later than December 31 of the calendar year preceding the year in which the Compensation to which the salary deferral relates is earned). If the Participant so elects, the Company shall cause that amount to be contributed directly to the Basic Plan. No earnings credited under the Plan will be contributed to the Basic Plan. All such elective contributions and matching contributions made to the Basic Plan shall result in corresponding debits to each affected Participant's Account under the Plan. Any matching contributions associated with the elective contributions now made to the Basic Plan shall be in the same amounts as would be made if the elective deferrals were directly made to the Basic Plan, subject to the actual contribution and multiple use tests of Section 401(m) of the Code.

(d) Amounts paid to the Participant because such Participant does not elect to have such amounts contributed to the Basic Plan as an elective contribution will be includable in the Participant's gross income in the year in which the Compensation to which the salary deferral under the Plan relates was earned, and the Company will include this amount in the Participant's W-2 compensation for that year.

(e) If a person becomes eligible to participate under this Article IV in the initial Plan Year or, if a new Participant becomes eligible to participate after a Plan Year has commenced, he may make an election to defer Compensation or bonuses related to services to be performed subsequent to his election by filing an election with the Committee.

Section 4.2. Deferral Amount. Each Participant for the Plan Year may elect to defer hereunder a percentage of his Compensation for the Plan Year; provided, however, in no event may the Participant's deferral under this Plan and the Basic Plan exceed more than ten percent of his Compensation for the Plan Year. No amount shall be deferred under this Plan to the extent such amount is permitted to be deferred under the Basic Plan. A Participant shall elect to defer such Compensation to his Retirement Deferral Account or his Education Deferral Account (both as defined below), in accordance with procedures established by the Committee.

Section 4.3. Retirement Deferral Account. The Committee shall establish and maintain a deferred compensation account (the "Retirement Deferral Account") with respect to each Participant who has elected to defer Compensation to such Retirement Deferral Account under this Article IV. The Participant's Retirement Deferral Account shall be a bookkeeping account maintained by the Company and shall reflect the amount of Compensation or bonuses the Participant has elected to defer and the amount of the Company matching contribution which the Participant elects to have invested in the Retirement Deferral Account, and shall be credited or charged with the deemed investment earnings and losses thereon, if any, in accordance with Article VI.

Section 4.4. Education Deferral Account. The Committee shall establish and maintain a deferred compensation account (the "Education Deferral Account") with respect to each Participant who has elected to defer Compensation or bonuses to such Education Deferral Account under this Article IV. The Participant's Education Deferral Account shall be a bookkeeping account maintained by the Company and shall reflect the amount of Compensation and bonuses the Participant has elected to defer and the amount of the Company matching contribution which the Participant elects to have invested in the Education Deferral Account, and shall be credited or charged with the deemed investment earnings and losses thereon, if any, in accordance with Article VI.

Section 4.5. Fixed Payout Account. The Committee shall establish and maintain a deferred compensation account (the "Fixed Payout Account") with respect to each Participant who has elected to defer Compensation or bonuses to such Fixed Payout Account under this Article IV. The Participant's Fixed Payout Account shall be a bookkeeping account maintained by the Company and shall reflect the amount of Compensation and bonuses the Participant has elected to defer and the amount of the Company matching contribution which the Participant elects to have invested in the Education Deferral Account, and shall be credited or charged with the deemed investment earnings and losses thereon, if any, in accordance with Article VI.

ARTICLE V

Company Matching Contribution

The Company shall credit a matching contribution in an amount equal to the following, but based only on the first six percent of the amount deferred by the Participant under the Plan:

Years of Service
with the Company	Company Match
less than 5 years	40%
5 but less than 10 years	50%
10 but less than 15 years	60%
15 but less than 20 years	70%
20 but less than 25 years	80%
25 but less than 30 years	90%
30 or more years	100%

A Participant's "years of service" shall be determined in accordance with the terms of the Basic Plan. Notwithstanding the above, with respect to any one year, in no event will a Participant be entitled to a matching Company contribution which is based on more than a total of six percent of his deferred contributions under the Basic Plan and this Plan combined.

As a result of freezing the Plan, effective January 1, 2005, this Article V no longer applies after such date.

ARTICLE VI

Earnings on Account Balances

Section 6.1. (a) Permitted Investments. Each Participant shall designate from time to time, in such manner as may be satisfactory to the Committee, how the credits to his Accounts shall be deemed to be invested in one or more Permitted Investments. Such credits shall be deemed to be invested as specified by the Participant either (i) on the day following the later of (A) the date such Participant makes such designation, or (B) the date such credit is made to such Participant's Account, or (ii) on such other dates as may be reasonably determined by the Committee. In the event a Participant has not made a proper election, the Participant shall be deemed to have elected the investment funds selected by such Participant under the Basic Plan.

(b) Receipts. Each Account shall be deemed to receive all interest, dividends, earnings and other property which would have been received with respect to a Permitted Investment deemed to be held in such Account if the Company actually owned such Permitted Investment. Cash deemed received with respect to a Permitted Investment shall be credited to the Account as of the date it would have been available for reinvestment if the Company actually owned the Permitted Investment.

(c) Disposition. Each Participant may elect from time to time, in such manner as may be satisfactory to the Committee, to dispose of any one or more Permitted Investments deemed to be held in his Account. Such election shall be exercised in accordance with the guidelines established by the Committee.

(d) Elections. All elections to be made by a Participant pursuant to this Article VI shall be made only by such Participant, provided that if such Participant dies before his entire Account Balance is distributed, or if the Committee determines that such Participant is legally incompetent or otherwise incapable of managing his own affairs, the Committee shall have the authority to (i) itself make the elections pursuant to this Section 6.1 on behalf of such Participant, or (ii) designate such Participant's designated beneficiary, legal representative or some near relative of such Participant to make the elections pursuant to this Section 6.1 on behalf of such Participant.

(e) Actual Investment Not Required. The Company need not actually make any Permitted Investment. If the Company should from time to time make any investment similar to a Permitted Investment, such investment shall be solely for the Company's own account and the Participant shall have no right, title or interest therein. Accordingly, each Participant is solely an unsecured creditor of the Company with respect to any amount distributable to him under the Plan.

Section 6.2. Crediting of Deferrals. The Company shall credit all deferred compensation to the Participant's Retirement, Education Deferral and/or Fixed Payout Accounts within a reasonable period following the date the deferrals would have been paid to the Participant if the Participant has not made a deferral election under Article IV of the Plan. The Company shall also credit all Company matching contributions determined under Article V of the Plan within a reasonable period following the end of the Plan Year. Earnings shall be credited to such Accounts in accordance with Section 6.1.

ARTICLE VII

Establishment of Trust

Section 7.1 Establishment of Trust. The Company may, in its sole discretion, establish a grantor trust, as described under section 671 of the Code, which is subject to the claims of the general creditors of the Company, for the purpose of accumulating assets to provide for the obligations hereunder. The establishment of such a trust shall not affect the Company's liability to pay benefits hereunder except that the Company's liability shall be offset by any payments actually made to a Participant under such a trust. In the event such a trust is established, the amount to be contributed shall be determined by the Company and the investment of such assets shall be in accordance with the trust document.

Section 7.2. Status of Trust. Participants shall have no direct or secured claim in any asset of the trust or in specific assets of the Company and will have the status of general unsecured creditors of the Company for any amounts due under this Plan. Trust assets and income will be subject to the claims of the Company's creditors.

ARTICLE VIII

Distribution of Account Balances

Section 8.1. Termination from Employment, Death, Disability. If a Participant's employment with the Company ends as a result of his death or disability (as determined under the Company's long-term disability plan), the balance in his Retirement Deferral Account shall be 100% vested and nonforfeitable and shall be distributable to the Participant or, in the event of the Participant's death, to his beneficiary, as provided in Section 8.2 below. If a Participant Terminates from Employment with the Company (other than because of death or disability), the balance in the Participant's Retirement Deferral Account that relates to his deferred contributions and the earnings related thereto shall be 100% vested and nonforfeitable and, the remaining balance in his Retirement Deferral Account shall be 100% vested after completing three years of service with the Company or any member of the controlled group of companies that includes the Company (as defined in Section 414 of the Code) (the "Controlled Group"). Such Account balances shall be distributed in accordance with Section 8.2 below. For purposes of the Plan, a Participant's "years of service" shall be calculated in accordance with the terms of the Basic Plan.

Notwithstanding the foregoing, Participants (i) whose employment is transferred from the controlled group that includes the Company to the controlled group that includes Actavis Group hf. on or about December 16, 2005, or (ii) who are employees involuntarily terminated as a result of the sale of the Company's generics business, shall become one-hundred (100%) vested in their Retirement Deferral Accounts. A Participant who becomes employed by an unrelated employer upon the sale of (i) all or substantially all the assets used by the Company in the employing trade or business, or (ii) the Company's interest in the employing subsidiary, shall be deemed to have Terminated from Employment on the date immediately preceding the date that such Participant becomes an employee of the purchaser, unless the purchaser agrees in connection with the sale to be substituted for the Company as the sponsor of Plan. Such Participant shall be entitled to a distribution in accordance with the terms of Sections 8.1 through 8.4.

Section 8.2. Form of Distribution of Retirement Deferral Account. Upon a Participant's Termination from Employment, the vested portion of the Participant's Account shall be distributed in the form of a lump sum on the date that is six months after such Participant's Termination from Employment, but in no event later than the later of (i) December 31 of the calendar year in which the Participant has been Terminated from Employment with the Company for six months, or (ii) the fifteenth day of the third calendar month following the date on which the Participant has been Terminated from Employment with the Company for six months.

Section 8.3. Distribution of Education Deferral Account. If a Participant remains continuously employed by the Company until September 1 of the year in which his designated dependent (as defined below) attains age 18, the Company shall pay to the Participant, as soon as possible after such September 1, and on each of the next three anniversaries thereof, a percentage of the vested portion of the Participant's Education Deferral Account. Such percentages shall be irrevocably designated by the Participant at the time the Participant elects his first deferral to his Educational Deferral Account, and the sum of such four distribution percentages shall equal 100%. If a Participant Terminates from Employment for any reason prior to the complete distribution of his Education Deferral Account, the balance in his Education Deferral Account shall be distributed in accordance with Section 8.2 above in the same manner in which his Retirement Deferral Account is distributed. If a designated dependent dies prior to full payment of the amount credited to a Participant's Education Deferral Account, the balance in such Account shall be paid to the Participant as soon as administratively possible following the death of the designated dependent. A Participant shall always have a 100% vested and nonforfeitable interest in that portion of his Education Deferral Account which relates to his deferred contributions and the earnings related thereto. A Participant shall be 100% vested in his Education Deferral Account after completing three years of service with any member of the Controlled Group. For purposes of the above, a "designated dependent" shall be one dependent child of the Participant designated by the Participant who had not attained age 18 prior to September 1, 1994.

Section 8.4. Distribution of Fixed Payout Account. Upon the establishment of each Fixed Payout Account, a Participant shall designate, in the manner provided by the Committee, the distribution year for each Fixed Payout Account; provided that such election is made prior to January 1 of such payment year. If a Participant remains continuously employed by the Company, the balance in each Participant's Fixed Payout Account shall be distributed in a lump sum no later than 90 days following the beginning of the designated payment year. Notwithstanding the foregoing, no more than one time, each Participant may, in the Plan Year immediately preceding the year designated by such Participant as the distribution year for such Participant's Fixed Payout Account, elect to defer distribution of such Fixed Payout Account for a minimum of three additional years.

Section 8.5. Emergency Payments. A Participant may from time to time request, in such manner as may be satisfactory to the Committee, that the Committee authorize an emergency payment to such Participant. Any such distribution shall be for the sole purpose of enabling such Participant to meet his immediate and heavy financial needs arising as a result of personal injury, sickness, disability, substantial damage to real or personal property, or other unforeseen and extraordinary emergency of such Participant or a member of his immediate family. Children's educational expenses and the purchase or improvement of a residence are specifically excluded as events deemed to constitute an emergency for purposes of this Section 8.4. If an emergency payment is authorized, the Committee shall distribute to such Participant, within a reasonable time, an amount determined by the Committee to be sufficient to alleviate the financial hardship, but not in excess of the Participant's Account balances as of such date. In determining the amount to be distributed, the Committee may take into account amounts reasonably available from other resources of the Participant. Notwithstanding the foregoing, with respect to the portion of a Participant's Accounts that was not vested as of December 31, 2004, he or she shall be permitted to elect a distribution on account of an Unforeseeable Emergency from his or her vested account, subject to the following restrictions:

(a) The election to take such a distribution shall be made by filing a form provided by and filed with Committee prior to the end of any calendar month.

(b) The Committee shall have made a determination that the requested distribution constitutes an Unforeseeable Emergency in accordance with the terms of the Plan and Section 409A of the Code, and that the amount of the distribution is not in excess of the amount needed to satisfy the extreme financial emergency, plus any tax liability associated with the payment.

(c) The amount determined by the Committee as a distribution on account of an Unforeseeable Emergency shall be paid in a single cash lump sum on the last day of the calendar month in which the election is approved by the Committee, but in no event later than the last day of the second calendar month in which the election is approved by the Committee.

Section 8.6. Involuntary Distributions. Notwithstanding the foregoing provisions of this Article VIII, the Committee may on its own initiative authorize the Company to distribute to any Participant (or to a designated beneficiary in the event of the Participant's death) all or any portion of the Participant's Account Balances. Such payment would be specifically authorized in the event there is a change in tax law, a published ruling or similar announcement issued by the Internal Revenue Service, a regulation issued by the Secretary of Treasury, a decision by a court of competent jurisdiction involving a Participant or a beneficiary, or a closing agreement made under section 7121 of the Code that is approved by the Internal Revenue Service and involves a Participant, and the Committee determines that a Participant has or will recognize income for Federal income tax purposes with respect to amounts deferred under this Plan prior to the time such amount are paid to the Participant. Notwithstanding the foregoing, with respect to the portion of a Participant's Account that was not vested as of December 31, 2004, the Committee may on its own initiative authorize the Company to distribute to any Participant (or to a designated beneficiary in the event of the Participant's death) all or any portion of the Participant's Accounts only in accordance with Section 409A of the Code.

Section 8.7. Distribution Upon Change of Control. Upon a Change of Control of the Company (as defined below) all amounts in Participant Accounts shall immediately be 100% vested and nonforfeitable and, within five days following the Change of Control of the Company, the Company shall make an irrevocable contribution to the grantor trust referred to in Section 7.1 hereof (if such grantor trust has been established) in an amount that is sufficient to pay each Participant or beneficiary the benefits to which Plan Participants or their beneficiaries would be entitled pursuant to the terms of the Plan as of the date on which the Change of Control occurred. No Participant shall have a right to a distribution of his Accounts upon a Change of Control of the Company, except as otherwise provided in the Plan. A "Change of Control" of shall be deemed to have occurred upon the occurrence of the one of the following events:

(a) A change in the ownership of the Company (as defined under Section 409A of the Code and the regulations thereunder);

(b) A change in effective control of the Company (as defined under Section 409A of the Code and the regulations thereunder); and

(c) A change in the ownership of a substantial portion of the assets of the Company (as defined under Section 409A of the Code and the regulations thereunder.

Section 8.8. Designation of Beneficiaries. Each Participant may name any person (who may be named concurrently, contingently or successively) to whom the Participant's Accounts under the Plan are to be paid if the Participant dies before the Accounts are fully distributed. Each such beneficiary designation will revoke all prior designations by the Participant, shall not require the consent of any previously named beneficiary, shall be in a form prescribed by the Committee and will be effective only when filed with the Committee during the Participant's lifetime. If a Participant fails to designate a beneficiary before his death, as provided above, or if the beneficiary designated by a Participant dies before the date of the Participant's death or before complete payment of the Participant's Account balances, the Committee, in its discretion, may pay the Participant's Account balances to either (i) one or more of the Participant's relatives by blood, adoption or marriage and in such proportions as the Committee determines, or (ii) the legal representative or representatives of the estate of the last to die of the Participant and his designated beneficiary.

ARTICLE IX

Amendment or Termination

Section 9.1. Amendment. The Company, acting through its Board of Directors, shall have the right to amend the Plan from time to time except that no such amendment shall, without the consent of the Participant to whom amounts have been credited to his Accounts, adversely affect the Participant's (and his beneficiary's) right to payments of such amounts. Notwithstanding the foregoing, the Board of Directors has delegated to the executive management Benefits Committee the authority to adopt administrative amendments to the Plan, provided, that such amendments do not involve a change in the costs or liability of the Company or alter the benefits payable thereunder. The Board of Directors has delegated to the Compensation Committee the authority to adopt all other amendments to the Plan, provided, that such amendments do not significantly increase or decrease benefit amounts, or are required to be adopted by the Board of Directors under the Code or the regulations thereunder. The Board of Directors retains the authority to adopt amendments to the Plan that significantly increase or decrease benefit amounts, or are required to be adopted by the Board of Directors under the Code or regulations thereunder.

Section 9.2. Plan Termination. The Company, acting through its Board of Directors, may, in its discretion, terminate the Plan at any time, however, no such termination shall alter a Participant's (and his beneficiary's) right to the amounts previously credited to his Accounts. Notwithstanding the foregoing, the Company may terminate the Plan only to the extent permitted under Section 409A of the Code and the regulations thereunder.

ARTICLE X

General Provisions

Section 10.1. Non-Alienation of Benefits. A Participant's rights to the amount credited to his Accounts under the Plan shall not be grantable, transferable, pledgeable or otherwise assignable, in whole or in part, by the voluntary or involuntary acts of any person, or by operation of law, and shall not be liable or taken for any obligation of such person. Any such attempted grant, transfer, pledge or assignment shall be null and void and without any legal effect.

Section 10.2. Withholding for Taxes. Notwithstanding anything contained in this Plan to the contrary, the Company shall withhold or shall cause its agent to withhold from any distribution made under the Plan such amount or amounts as may be required for purposes of complying with the tax withholding provisions of the Code or any state's income tax act for purposes of paying any estate, inheritance or other tax attributable to any amounts distributable or creditable under the Plan.

Section 10.3. Immunity of Committee Members. The members of the Committee may rely upon any information, report or opinion supplied to them by any officer of the Company or any legal counsel, independent public accountant or actuary, and shall be fully protected in relying upon any such information, report or opinion. No member of the Committee shall have any liability to the Company or any Participant, former Participant, designated beneficiary, person claiming under or through any Participant or designated beneficiary or other person interested or concerned in connection with any decision made by such member pursuant to the Plan which was based upon any such information, report or opinion if such member relied thereon good faith.

Section 10.4. Plan not to Affect Employment Relationship. Neither the adoption of the Plan nor its operation shall in any way affect the right and power of the Company to dismiss or otherwise terminate the employment or change the terms of the employment or amount of compensation of any Participant at any time for any reason or without cause. By accepting any payment under this Plan, each Participant, former Participant, designated beneficiary and each person claiming under or through such person, shall be conclusively bound by any action or decision taken or made or to be taken or made under the Plan by the Committee.

Section 10.5. Assumption of Company Liability. The Company's obligations under the Plan may be assumed by any affiliate of the Company, in which case such affiliate shall be obligated to satisfy all of the Company's obligations under the Plan and the Company shall be released from any continuing obligation under the Plan. At the Company's request, each Participant or designated beneficiary shall sign such documents as the Company may require in order to effect the purposes of this subsection.

Section 10.6. Subordination of Rights. At the Committee's request, each Participant or designated beneficiary shall sign such documents as the Committee may require in order to subordinate such Participant's or designated beneficiary's rights under the Plan to the rights of such other creditors of the Company as may be specified by the Committee.

Section 10.7. Notices. Any notice required to be given by the Company or the Committee hereunder shall be in writing and shall be delivered in person or by registered mail, return receipt requested. Any notice given by registered mail, shall be deemed to have been given upon the date of delivery, correctly addressed to the last known address of the person to whom such notice is to be given.

Section 10.8. Gender and Number; Headings. Wherever any words are used herein in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply. Headings of sections and subsections of the Plan are inserted for convenience of reference and are not part of the Plan and are not to be considered in the construction thereof.

Section 10.9. Controlling Law. The Plan shall be construed in accordance with the internal laws of the State of New Jersey.

Section 10.10. Successors. The Plan is binding on all persons entitled to benefits hereunder and their respective heirs and legal representatives, on the Committee and its successor and on the Company and its successor, whether by way of merger, consolidation, purchase or otherwise.

Section 10.11. Severability. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be enforced as if the invalid provisions had never been set forth therein.

Section 10.12. Action by Company. Any action required or permitted by the Company under the Plan shall be by resolution of its Board of Directors or by a duly authorized committee of its Board of Directors, or by a person or persons authorized by resolution of its Board of Directors or such committee.

SUPPLEMENT A

TO THE

ALPHARMA INC. SUPPLEMENTAL SAVINGS PLAN

A-1. Company Matching Contribution. Notwithstanding Article V of the Plan, if a Participant was employed by Alpharma Inc. prior to July 1, 1994, he shall be entitled to a Company matching contribution equal to 100% of the first six percent of the amount deferred by the Participant under the Plan, provided that no Participant shall be entitled to receive a Company matching contribution with respect to more than six percent of his deferred contributions to this Plan and the Basic Plan combined. As a result of freezing the Plan, effective January 1, 2005, this Section A-1 of Supplement A to the Plan no longer applies after such date.

A-2. Vesting of a Participant Retirement Deferral Account and Education Deferral Account. Notwithstanding Sections 8.1 and 8.3 of the Plan, if a Participant was employed by Alpharma Inc. prior to January 1, 1994, he will at all times have a 100% vested interest in all of his Accounts, or if a Participant was employed by Barre-National, Inc. prior to July 1, 1994, he shall be 20% vested in that portion of his Retirement Deferral and Education Deferral Accounts that do not relate to Participant contributions and earnings thereon after completing one year of service, 40% after completing two years of service and 100% after completing three years of service.

A-3. Defined Terms. All defined terms in this Supplement A shall have the same meaning as such terms are defined in the Plan.

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Alpharma Inc.